Exhibit 10.57

PROMISSORY NOTE

$8,400,000.00	Loan No. 104026
Los Angeles, California
January 29, 2007

1. PROMISE TO PAY. For value received, the undersigned, KBS REIT ACQUISITION IX, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), 2030 Main Street, Suite 800, Irvine, California 92614, or at such other place as may be designated in writing by Lender, the principal sum of EIGHT MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($8,400,000.00) (“Loan”), with interest thereon as specified herein. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds, without offset, deduction or counterclaim of any kind.

2. SECURED BY PLEDGES. This Note is secured by, among other things, that (i) that certain Pledge and Security Agreement (Membership Interests in Owner), of even date herewith, executed by Borrower for the benefit of Lender, and (ii) that certain Pledge and Security Agreement (Membership Interests in Borrower), of even date herewith, executed by KBS Limited Partnership, a Delaware limited partnership (“Guarantor”), for the benefit of Lender (together, as the same may from time to time be amended, restated or otherwise modified, the “Pledge Agreements”).

3. DEFINITIONS. For the purposes of this Note, the following terms shall have the following meanings:

“Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Applicable LIBO Rate” means the rate of interest equal to the sum of: (a) the Spread plus (b) the LIBO Rate, which rate is divided by one (1.00) minus the Reserve Percentage:

Applicable LIBO Rate = Spread	+	LIBO Rate
(1 - Reserve Percentage)

“Business Day” means any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in California are authorized or required by law to close. All references in this Note to a “day” or a “date” shall be to a calendar day unless specifically referenced as a Business Day.

“Cash Management Agreement” shall have the meaning stated in the Loan Agreement.

“Code” means the Internal Revenue Code of 1986, as amended to date and as further amended from time to time, or any successor statutes thereto, together with applicable regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning stated in the Loan Agreement.

“Default” shall have the meaning stated in the Loan Agreement.

“Default Rate” means a floating per annum rate of interest equal to four percent (4%) in excess of the Variable Rate.

“Disbursement Date” means the date upon which the Loan proceeds are funded by Lender into escrow in connection with the closing of the Loan.

“Due Date” means the first day of each calendar month during the period commencing on the First Due Date and the first day of each calendar month thereafter.

“Effective Date” means the date Lender authorizes the Loan proceeds to be released to, or for the benefit of, Borrower.

“First Due Date” means February 1, 2007.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated of even date herewith between Lender and Senior Lender.

“Interest Only Payment Amount” means a monthly payment of accrued interest based on the Note Rate and the outstanding principal balance due on each Due Date commencing on the First Interest Only Due Date and continuing through and including the Maturity Date.

“LIBO Rate” means the rate of interest quoted by Lender as the London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 9:00 a.m. California time, on the Disbursement Date, or a Monthly Rate Adjustment Date, as applicable, for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to the outstanding principal balance of the Loan and for a period of time equal to one (1) month.

“Loan Agreement” means that certain Mezzanine Loan Agreement, of even date herewith, between Borrower and Lender.

“Loan Documents” means the documents identified as such in Exhibit C to the Loan Agreement.

“Maturity Date” means January 31, 2008.

“Monthly Rate Adjustment Date” means the date one (1) month following the initial Disbursement Date and the same day of the month each month thereafter following, provided, however, that if such day does not fall on a Business Day, then the Monthly Rate Adjustment Date shall be the next following Business Day.

“Note Rate” shall have the meaning set forth in Section 4.5 hereof.

“Prime Rate” means a base rate of interest which Lender establishes from time to time and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Any change in the Note Rate, as hereinafter defined, due to a change in the Prime Rate shall become effective on the day each such change is announced within Lender.

“Property” shall have the meaning set forth in the Loan Agreement.

“REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Reserve Percentage” means at any time the percentage announced within Lender as the reserve percentage under Regulation D for loans and obligations making reference to a LIBO Rate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

“Senior Borrower” means KBS Crescent Green, LLC, a Delaware limited liability company.

“Senior Lender” means Wells Fargo Bank, National Association.

“Senior Loan” means that certain mortgage loan in the original amount of $32,400,000.00 from Senior Lender to Senior Borrower of even date herewith secured by the Property.

“Spread” means (a) during the period from the Disbursement Date until the date immediately preceding the date nine (9) months from the Disbursement Date, 1.50%, and (b) during the period from the date nine (9) months from the Disbursement Date through the Maturity Date, 2.50%.

“Variable Rate” means a floating per annum rate of interest equal to the Prime Rate.

4. INTEREST; PAYMENTS.

4.1	Interest Accrual. Interest on the outstanding principal balance of this Note shall accrue from the Disbursement Date at the Note Rate calculated on an Actual/360 Basis.

4.2	Payments. Monthly payments, each in the Interest Only Payment Amount, shall commence on the First Due Date and continue on each Due Date thereafter. Borrower acknowledges that the Interest Only Payment Amount is determined on an Actual /360 Basis. During a Default, and on each Due Date thereafter so long as a Default is continuing, all deposits and payments shall be made and applied in accordance with Section 4 of the Cash Management Agreement. All interest shall be paid in arrears. Borrower’s obligation to pay accrued interest and interest accrued thereon shall constitute additional indebtedness evidenced by this Note. Any accrued interest and interest accrued thereon which remains unpaid on the Maturity Date shall be due and payable in full on the Maturity Date. On the Maturity Date, all unpaid principal and accrued but unpaid interest shall be due and owing in full. Except as otherwise specifically provided in this Note or the other Loan Documents, all payments and deposits due under this Note or the other Loan Documents shall be made to Lender not later than 12:00 noon, Pacific time, on the day on which such payment or deposit is due. Any funds received by Lender after such time shall, for all purposes, be deemed to have been received on the next succeeding Business Day.

4.3	[Internationally Omitted]

4.4	Application of Payments. In the absence of a specific determination by Lender to the contrary and subject to Borrower’s rights to receive Permitted REIT Distributions, all payments paid by Borrower to Lender in connection with the obligations of Borrower under this Note and under the other Loan Documents shall be applied in the following order of priority: (a) to amounts, other than principal and interest, due to Lender pursuant to this Note or the other Loan Documents; (b) to accrued but unpaid interest on this Note; and (c) to the unpaid principal balance of this Note. Subject to the foregoing, Borrower irrevocably waives the right to direct the application of any payments at any time received by Lender from or on behalf of Borrower, and Borrower agrees that Lender shall have the continuing exclusive right to apply any such payments to the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.

4.5	Note Rate. The “Note Rate” upon which interest shall be calculated for this Note shall be one or more of the following:

a.	Provided no uncured Default or breach exists under the Loan Agreement or any of the Loan Documents described therein (this Note is one of the Loan Documents), the Applicable LIBO Rate based upon the one (1) month LIBO Rate quoted by Lender on the Disbursement Date until a Monthly Rate Adjustment Date and thereafter on the most recent Monthly Rate Adjustment Date; provided, however, if any of the transactions necessary for the calculation of interest at such Applicable LIBO Rate should be or become prohibited or unavailable to Lender, or, if in Lender’s good faith judgment, it is not possible or practical for Lender to establish the aforementioned Applicable LIBO Rate, the Note Rate shall be the Variable Rate.

b.	During such time as an uncured Default or breach exists under the Loan Agreement or any of the Loan Documents; or from and after the date on which all sums owing under this Note become due and payable by acceleration or otherwise; or from and after the Maturity Date, then the interest rate applicable to the then entire outstanding principal balance of this Note shall be the Default Rate.

5. LATE CHARGE. If all or any portion of any payment (including, without limitation, any payment of any interest, Interest Only Payment Amount, impound or other deposit) required pursuant to the Cash Management Agreement or hereunder (other than the payment due on the Maturity Date) is not paid or deposited on or before the fifth day following the day on which the payment is due, Borrower shall pay a late or collection charge, as liquidated damages, equal to 5% of the amount of such unpaid payment. If all or any portion of the payment due on the Maturity Date is paid after the Maturity Date and on a date which is not the first day of a calendar month, Borrower shall pay a late or collection charge, as liquidated damages, equal to the interest which would have accrued on such amount during the period commencing on the date payment of such amount is actually made and ending on the last day of the calendar month in which payment of such amount is actually made. Borrower acknowledges that Lender will incur additional expenses as a result of any late payments or deposits hereunder, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 5 are a reasonable estimate of such expenses.

6. MAXIMUM RATE PERMITTED BY LAW. Neither this Note nor any of the other Loan Documents shall require the payment or permit the collection of any interest or any late payment charge in excess of the maximum rate permitted by law. If any such excess interest or late payment charge is provided for under this Note or any of the other Loan Documents or if this Note or any of the other Loan Documents shall be adjudicated to provide for such excess, neither Borrower nor Borrower’s successors or assigns shall be obligated to pay such excess, and the right to demand the payment of any such excess shall be and hereby is waived, and this provision shall control any other provision of this Note or any of the other Loan Documents. If Lender shall collect amounts which are deemed to constitute interest and which would increase the effective interest rate to a rate in excess of the maximum rate permitted by law, all such amounts deemed to constitute interest in excess of the maximum legal rate shall, upon such determination, at the option of Lender, be returned to Borrower or credited against the outstanding principal balance of this Note.

7. ACCELERATION. If (a) Borrower shall fail to pay when due any sums payable under this Note following the expiration of notice, grace or cure periods, if any; (b) any other Default shall occur; or (c) any other event or condition shall occur which, under the terms of the Loan Agreement or any other Loan Document, gives rise to a right of acceleration of sums owing under this Note following the expiration of notice, grace or cure periods, if any, then Lender, at its sole option, shall have the right to declare all sums owing under this Note immediately due and payable; provided, however, that if the Loan Agreement or any other Loan Document provides for the automatic acceleration of payment of sums owing under this Note, all sums owing under this Note shall be automatically due and payable in accordance with the terms of the Loan Agreement or such other Loan Document.

8. BORROWER’S LIABILITY. The Loan shall be full recourse to Borrower (but not to any of Borrower’s constituent members or partners, except to the extent set forth in separate guarantees and indemnities).

9. INTENTIONALLY OMITTED.

10. MISCELLANEOUS.

10.1	Joint and Several Liability. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder.

10.2	Waiver of Presentment. Except as otherwise provided in any other Loan Document, Borrower hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of intent to accelerate, notice of acceleration, notice of nonpayment, notice of costs, expenses or losses and interest thereon, and notice of interest on interest and late charges.

10.3	Delay In Enforcement. No previous waiver or failure or delay by Lender in acting with respect to the terms of this Note or the Loan Agreement shall constitute a waiver of any breach, default or failure of condition under this Note, the Loan Agreement or the obligations secured thereby. A waiver of any term of this Note, the Loan Agreement or of any of the obligations secured thereby must be made in writing signed by Lender, shall be limited to the express terms of such waiver, and shall not constitute a waiver of any subsequent obligation of Borrower. The acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

10.4	Time of the Essence. Time is of the essence with respect to every provision hereof.

10.5	Governing Law. In all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Note, the Loan Agreement and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such state and any applicable law of the United States of America. Except as provided in the immediately preceding sentence, Borrower hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than New York governs the Loan Agreement, this Note and the other Loan Documents.

10.6	Consent to Jurisdiction. Borrower irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the State of New York or California over any suit, action, or proceeding, brought by Borrower against Lender, arising out of or relating to this Note or the Loan evidenced hereby; and (b) any state or federal court sitting in the state in which Borrower’s principal place of business is located over any suit, action or proceeding, brought by Lender against Borrower, arising out of or relating to this Note or the Loan evidenced hereby. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

10.7	Counterparts. This Note may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall be deemed to be one and the same Note.

10.8	Heirs, Successors and Assigns. All of the terms, covenants, conditions and indemnities contained in this Note and the other Loan Documents shall be binding upon the heirs, successors and assigns of Borrower and shall inure to the benefit of the successors and assigns of Lender. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted in this Note or the other Loan Documents.

10.9	Severability. If any term of this Note, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Note, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Note shall be valid and enforceable to the fullest extent permitted by law.

10.10	Intentionally Omitted.

10.11	Notices. All notices and other communications that are required or permitted to be given to a party under this Note shall be in writing and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission to the address or facsimile number below (provided that facsimile transmission is confirmed by delivery by one other permitted method within one day thereafter). All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses and facsimile numbers of the parties shall be: (with copies as set forth in Section 15 below)

Borrower:	Lender:

KBS REIT Acquisition IX, LLC c/o KBS Capital Advisors 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 Attention: Stacie Yamane FAX No.: (949) 417-6520	Wells Fargo Bank, N.A. 2030 Main Street, Suite 800 Irvine, CA 92614 Loan No. 104026 Attention: Spenser Robinson FAX No.: (949) 251-4498

With a copy to:

Wells Fargo Bank, N.A. 2030 Main Street, Suite 800 Irvine, CA 92614 Loan No. 104026 Attention: Sherrie Courtney-Sanders FAX No.: (949) 833-1182

11. PREPAYMENT. The Loan may be voluntarily prepaid, in whole or in part, at any time.

12. CONSTITUENT MEMBERS AND PARTNERS. This Promissory Note shall be subject to the limitations on liability set forth in Section 8.23 of the Loan Agreement.

13. WAIVER OF JURY TRIAL. TO THE EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN TO BORROWER.

14. ADDITIONAL NOTICES. Copies of any notice to the Borrower shall also be sent to the following persons in the same manner as set forth in Section 10.11 above:

Peter Potrykus

KBS Capital Advisors LLC

1133 21st Street NW, Suite 400

Washington, DC 20036

FAX No.: (202) 822-1340

L. Bruce Fischer

Morgan, Lewis & Bochius LLP

5 Park Plaza, Suite 1750

Irvine, CA 92614

FAX No.: (949) 399-7001.

Copies of any notice to Lender shall also be sent to the following persons in the same manner as set forth in Section 10.11 above:

Sidley Austin LLP

555 W. Fifth Street, 40th Floor

Los Angles, California 90013

Attn: Bruce W. Fraser, Esq.

FAX No.: (213) 896-6600

[signature on following page]

BORROWER:

KBS REIT ACQUISITION IX, LLC, a Delaware limited liability company

By:	KBS Limited Partnership, a Delaware limited partnership, its sole member

	By:	KBS Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

		By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer